EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of July 12, 2005 by and among Corixa Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association as trustee (the “Trustee”).

WHEREAS, the Company has executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of June 13, 2003, providing for the issuance from time to time of the Securities;

WHEREAS, the Company proposes in and by this First Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to the Company and the Securities;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 29, 2005, by and among the Company, SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”), and GSK Delaware Corp., the Company will become a wholly owned subsidiary of GSK effective on or about July 12, 2005 (the “Merger”) and each outstanding share of the Common Stock will be cancelled in exchange for a right to receive $4.40 in cash at the effective time of the Merger;

WHEREAS, the Merger complies with the provisions of Section 7.1 of the Indenture;

WHEREAS, the Company, as a wholly owned subsidiary of GSK following the Merger, desires to continue to be bound by the covenants and obligations of the Company as set forth in the Indenture and the Securities on the terms and conditions set forth herein;

WHEREAS, Section 12.11 of the Indenture requires the Company, as the surviving corporation in the Merger, to execute with the Trustee a supplemental indenture providing that each Security shall be convertible into the amount of cash receivable upon consummation of the Merger by a Holder of the number of shares of Common Stock issuable upon conversion of such Security immediately prior to the consummation of the Merger; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, the Company and the Trustee hereby agree for the equal and ratable benefit of the Holders of the Securities:

Section 1.         Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 2.             Conversion of the Securities. Pursuant to Section 12.11 of the Indenture, following and subject to the effectiveness of the Merger, the Securities shall be convertible, during the period specified in Section 12.1, only into the product of (x) $4.40, multiplied by (y) the number of shares (including fractional shares) of Common Stock issuable upon conversion of such Securities immediately prior to the Merger.

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Section 3.             Concerning the Trustee. The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

Section 4.             Effectiveness and Operativeness. This First Supplemental Indenture shall become effective, and the provisions provided for in this First Supplemental Indenture shall become operative, immediately upon consummation of the Merger.

Section 5.             Indenture Confirmed. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed. The Indenture shall continue in full force and effect in accordance with the terms thereof and as supplemented by this First Supplemental Indenture.

Section 6.             Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, the United States of America.

Section 7.             Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

Section 8.             Headings. The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.             Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Securities, but this First Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.          Benefits of Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto, their successors hereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 11.          Successors and Assigns. All agreements of the Company and the Trustee in this First Supplemental Indenture shall bind their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

CORIXA CORPORATION

By:	/s/ Steven Gillis
Name:	Steven Gillis
Title:	CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Assistant Vice President

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